Exhibit 16.1

May 15, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 12, 2009, of EXACT Sciences Corporation and are in agreement with the statements contained in the first three paragraphs therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

Boston, MA